UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 23, 2022, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Norcross Braca Group Send Letter to Republic First Expressing “Disappointment and Concern” About the Lack of Substantive Response to Offer to Inject $50 Million into Bank, Purchase up to a Majority of Company

Group Cites Vernon Hill’s “Intractable Conflict of Interest”, Calls for Board to Insist on His Recusal

CAMDEN, NJ: Today, George E. Norcross, III, Gregory B. Braca and Phillip A. Norcross sent a letter to the Board of Directors of Republic First Bancorp, Inc. (FRBK) (“Republic First” or “Company”) expressing their “disappointment and concern” at the lack of a substantive response by the Company to their offer to inject $50 million into the bank’s operations through the purchase of newly-issued non-voting preferred stock of the Company and obtain up to a majority stake in the Company via the purchase of common stock in a subsequent transaction. The Norcross Braca group’s offer was made almost two weeks ago, but there has been no substantive response to the proposal.

In today’s letter, the trio also called on the Board to insist on the recusal of Vernon W. Hill, II from all decisions regarding the proposal due to his “intractable conflict of interest” as his alleged efforts to entrench himself and his self-dealing are at issue and the Norcross Braca group has called for his resignation as Chairman of the Board and Chief Executive Officer.

In light of the Company’s lack of substantive response, the Norcross Braca group extended the deadline for its offer by a full week to March 28, 2022.

Since the Norcross Braca group first announced its acquisition of 6.6% of Republic First’s outstanding shares on January 31, 2022, it has increased its holdings to 9.6%. On February 25, 2022, the group sent a letter to the Republic First board requesting approval for it to exceed a 10% ownership stake without the imposition of certain restrictions included in the Company’s Articles of Incorporation.

Please see the attached letter from George Norcross, Greg Braca and Phil Norcross to Republic First and visit www.sec.gov [sec.gov] to obtain copies of any Schedule 13D and 14A filings by the group, as amended from time to time.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) at the upcoming 2022 annual meeting of shareholders (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

GEORGE E. NORCROSS, III GREGORY B. BRACA PHILIP A. NORCROSS

March 23, 2022

VIA FEDEX

VIA EMAIL TO KBROWN@MYREPUBLICBANK.COM

Board of Directors

Republic First Bancorp, Inc.

Two Liberty Place

50 South 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

Attn: Kemma Brown, Corporate Secretary

Re:	Lack of Response to Proposal

Dear Board Members:

We write to express our disappointment and concern that we have not yet received a substantive response to the detailed proposal (the “Proposal”) we submitted to you almost two weeks ago to make a much needed direct investment in Republic First Bancorp, Inc. (“Republic First” or the “Company”) . The Proposal outlined certain key terms of a proposed transaction that would have provided significant benefits, including liquidity for the Company’s shareholders. Except for a few initial cursory questions we received from your advisor, Keefe, Bruyette & Woods, Inc., we have not yet received a response that we believe your fiduciary duties as directors require of you. We ask that this letter be immediately forwarded to each Board member.

In light of the evidence of entrenchment and self-dealing by Mr. Vernon W. Hill, as well as the fact that the Proposal calls for the resignation of Mr. Hill as Chief Executive Officer and Chairman of the Board, it is obvious that Mr. Hill has an intractable conflict of interest. We urge the Board to insist that Mr. Hill immediately recuse himself from all decisions regarding the Proposal and that the Board also immediately establish a committee of disinterested directors to evaluate the Proposal and provide the substantive response that we and other shareholders deserve. For those directors who have close business or personal ties to Mr. Hill, their refusal to provide for an independent, non-conflicted decision maker provides further that they too are conflicted and in violation of their duty of loyalty.

We also urge the Board to consult with independent counsel, which was not hired by or with the recommendation of Mr. Hill, as to the implications and consequences of the Company’s failure to timely file its annual report for the year ended December 31, 2021 as disclosed in the Form 12b-25 filed on March 17, 2022. We are confident that independent counsel will advise that such a failure is highly unusual and usually connotes a serious problem at the Company. It exposes Republic First to inquiry by the SEC and loss of confidence by investors, particular in view of Republic First’s failure to provide a plausible explanation. It is precisely this type of mismanagement that should compel a change in the Chief Executive Officer. This situation provides a further reason why the Board must create a special committee of indisputably independent directors with full corporate authority to investigate and, if appropriate, take remedial action for breaches of fiduciary duty and other misconduct by Mr. Hill.

As you know, our Proposal expired by its terms on March 21, 2022. We were surprised that the Board would permit the terms of our Proposal to expire without even a request for an extension. In view of the obstructionist tactics by Mr. Hill and possibly other members of the Board, and the turmoil they have created, we will extend the Proposal until 11:59 p.m. ET on March 28, 2022. In view of the destruction of value that the Board’s delay is causing, you should anticipate that a failure to respond by the extended timeline may cause us to terminate or reduce the value of the Proposal. We urge the entire Board of Directors to fulfill their duty of loyalty and exercise their fiduciary duties to the Company’s shareholders in good faith and look forward to a timely response to the Proposal.

Sincerely,

/s/ George E. Norcross, III
George E. Norcross, III

/s/ Gregory B. Braca
Gregory B. Braca

/s/ Philip A. Norcross
Philip A. Norcross